ASSET PURCHASE AGREEMENT


      This ASSET PURCHASE AGREEMENT ("Agreement") dated June 30, 2005, by and between SCHREIBER FOODS, INC., a Wisconsin corporation ("Purchaser") and GALAXY NUTRITIONAL FOODS, INC., a Delaware corporation ("Seller").

      WHEREAS, Seller produces certain imitation dairy products at a facility located in Orlando, Florida (the "Facility"); and

      WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Purchased Assets, according to the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

A.    Definitions.

      1.    Agreement. This Asset Purchase Agreement.

      2. Bill of Sale. The document delivered by the Seller to the Purchaser under which Seller shall convey to Purchaser title to the Purchased Assets in the form of Exhibit A.2 hereto.

      3. Closing. The consummation of the transactions contemplated hereby as set forth in Section D hereof.

      4. Closing Date. November 1, 2005, effective as of 12:01 a.m., Central Standard Time, or, if later, the date that is three (3) business days after the date on which all conditions to closing specified in Sections D.2 and D.3 have been satisfied or waived.

      5.    Fixed Assets. Those assets set forth on Exhibit A.5.

      6. Governmental Approvals. Any order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or exemption by any governmental agency, commission, board or public authority in connection with the sale of the Purchased Assets from Seller to Purchaser, or the execution, delivery or performance by the Seller of this Agreement or any other agreement or instrument to be executed or delivered by Seller hereunder.

      7. Material Adverse Effect. An effect that is reasonably likely to result in a material diminution in value of the Purchased Assets (excluding, however, any such Material Adverse Effect which results from any announcement of the transactions contemplated by this Agreement, which includes the effect of any announcement on any customers, suppliers or employees, and general economic conditions).
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      8.    Ordinary Course. With respect to the Seller's operations at the
            Facility, the ordinary course of commercial operations customarily engaged in by the Seller.

      9.    OSHA. The Federal Occupational Safety and Health Act of 1970.

      10. Purchase Price. Eight Million Seven Hundred Thousand Dollars ($8,700,000.00).

      11. Purchased Assets. The Fixed Assets and all books and records related thereto.

      12.   Removal Plan. The Asset Removal Agreement in the form of Exhibit
            A.12 hereto describing the process and procedures for removing the Fixed Assets from the Facility.

      13.   Seller Liabilities. As defined in Section H.2(a).

      14. Supply Agreement. The Supply Agreement between Seller and Purchaser dated as of the date hereof.

B.    Purchase and Sale of Assets.

      1. Assets Being Purchased and Sold. Pursuant to the terms and conditions provided herein, and in consideration of the covenants, conditions and agreement of Purchaser contained herein, Seller shall sell, convey, assign, and transfer to Purchaser, and Purchaser shall purchase and acquire from Seller, the Purchased Assets.

      2. Assumed Liabilities. The Purchaser shall not assume or be obligated for any liability, obligation or commitment of Seller, direct or indirect, known or unknown, absolute or contingent (the "Pre-Closing Liabilities").

C.    Purchase Price/Payment.

1. Amount. In reliance on the representations and warranties made herein by Seller, subject to the terms and conditions of Section I, Purchaser agrees to pay Seller the Purchase Price.

2. Payment. At the Closing, Purchaser shall pay to Seller, by wire transfer of funds, the Purchase Price.

D.    Closing

      1. Closing/Transfer of Title. The Closing shall commence at 8:00 A.M., CST on the Closing Date. Title and risk of loss to the individual Purchased Assets shall pass to Purchaser at the Closing.

      2. Conditions Precedent to Purchaser's Obligation to Close. Purchaser's obligation to consummate the purchase of the Purchased Assets and to take the other actions required to be taken by Purchaser on the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part).

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            (a)   Seller's Performance. All of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement and the Supply Agreement at or prior to the Closing Date, including delivery to Purchaser of all items described in Section D.4, must have been duly performed and complied with in all material respects.

            (b) No Proceedings. Since the date of this Agreement, there must not have been commenced against Purchaser or Seller any proceeding involving any challenge to, or seeking damages or other relief in connection with, or which may have the effect of preventing or delaying any of the transactions contemplated in, this Agreement or the Supply Agreement.

            (c) Release of Existing Liens. Any liens on the Purchased Assets shall have been released and terminated at or prior to the Closing, and Seller shall have received any consents required to be obtained from the Seller's lenders.

            (d) Stockholder Approval. The Seller's stockholders holding a majority of the outstanding shares of common stock shall have approved the sale of the Purchased Assets contemplated hereby.

            For purposes of clarification, the accuracy of the Seller's representations and warranties shall not be a condition to the Purchaser's obligations to consummate the purchase of the Purchased Assets, and Purchaser's sole remedy for any breach of any representation or warranty by Seller hereunder shall be pursuant to Section H.

      3. Conditions Precedent to Seller's Obligation to Close. Seller's obligation to consummate the sale of the Purchased Assets and to take the other actions required to be taken by Seller on the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part).

            (a) Accuracy of Representations. All of Purchaser's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date.

            (b) Purchaser's Performance. All of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date, including delivery to Seller of all items described in Section D.5, must have been duly performed and complied with in all material respects.

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            (c)   No Proceedings. Since the date of this Agreement, there must not have been commenced against Seller or Purchaser any proceeding involving any challenge to, or seeking damages or other relief in connection with, or which may have the effect of preventing or delaying any of the transactions contemplated in, this Agreement or the Supply Agreement.

            (d) Release of Existing Liens. Any liens on the Purchased Assets shall have been released and terminated at or prior to the Closing, and Seller shall have received any consents required to be obtained from the Seller's lenders.

            (e) Stockholder Approval. The Seller's stockholders holding a majority of the outstanding shares of common stock shall have approved the sale of the Purchased Assets contemplated hereby.

      4. Deliveries of Seller. At Closing, Seller shall deliver to Purchaser, in form and content reasonably satisfactory to Purchaser, the following:

            (a) copies of resolutions adopted by Seller's Board of Directors, certified by the Secretary or Assistant Secretary of Seller, authorizing the execution, delivery and performance of this Agreement by Seller and authorizing and approving all other transactions contemplated by this Agreement;

            (b)   the Bill of Sale;

            (c)   the Supply Agreement;

            (d)   the Removal Plan; and

            (e) all such other resolutions, certifications, documents or instruments as Purchaser or its counsel may reasonably request to carry out the intent of this Agreement.

      5. Deliveries of Purchaser. At Closing, Purchaser shall deliver to Seller, in form and content reasonably satisfactory to Seller, the following:

            (a)   payment by wire transfer of the Purchase Price;

            (b) copies of resolutions adopted by Purchaser's board of directors, certified by the Secretary of Purchaser, authorizing the execution, delivery and performance of this Agreement by Purchaser and authorizing and approving all other transactions contemplated by this Agreement;

            (c)   the Supply Agreement;

            (d)   the Removal Plan; and

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            (e)   all such other resolutions, certifications, documents or
                  instruments as Seller or its counsel may reasonably request to carry out the intent of this Agreement.

E.    Covenants and Agreements

      1. Access to Books and Records. After Closing, Seller and Purchaser each will permit the other party and their representatives, upon receipt of a written request a reasonable time in advance, including but not limited to lawyers and accountants, during normal business hours, to have access to and examine and make copies of the books and records related to the Purchased Assets.

      2. Liabilities. Subject to the terms of this Agreement, Seller agrees to pay and shall discharge when due all Pre-Closing Liabilities. Purchaser shall not assume, and Seller shall remain responsible for all other Pre-Closing Liabilities and obligations of Seller.

      3. Payment of Taxes. Seller shall be responsible for and shall pay all federal, state, and local taxes, including, but not limited to, all income, earnings, and property taxes, relating to Seller and the Purchased Assets prior to the Closing Date. Purchaser shall be responsible for and pay all such taxes relating to the Purchased Assets payable for any period from and subsequent to the Closing Date.

      4. Sales Taxes. Seller shall report and pay all sales taxes, if any, payable to the State of Florida in connection with the transactions contemplated by this Agreement.

      5. Bulk Sales Laws. Purchaser hereby agrees to waive Seller's obligation to comply with any notification requirements of the bulk sales law of Florida.

      6. Removal of Assets. Seller shall comply with the provisions of the Removal Agreement.

      7. Employee Matters. Purchaser shall not be obligated to extend job offers to any employees employed by Seller as of the Closing Date. Seller shall be responsible for any notification and/or liability under the Worker Adjustment and Retraining Notification Act and/or any similar state statute or local laws in connection with the consummation of the transactions contemplated hereunder.

      8. Conduct of Business Until Closing. Except as the Purchaser may otherwise consent to or approve in writing on and after the date hereof and prior to the Closing Date, the Seller agrees:

            (a) not to enter into discussions, and to discontinue all pending discussions, relating to the disposition of any of the Purchased Assets, other than in the Ordinary Course;

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            (b)   except in the Ordinary Course, not to sell, lease or grant any option to sell or lease, give a security interest in or otherwise create any encumbrance on any of the Purchased Assets;

            (c) not to enter into any agreement (conditional or otherwise) to do any of the foregoing.

      9. Further Assurances. From time to time after the Closing Date, at the request of the other party hereto, and without further consideration, each party hereto shall execute and deliver such other instruments of conveyance and transfer and take such other action as the other party hereto may reasonably request so as to effectuate the transactions contemplated by this Agreement.

F. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that, except as set forth in the various Schedules provided as a part of this Section F and attached hereto:

      1. Organization. Seller is a corporation duly formed and validly existing under the laws of the State of Delaware and has the power and authority to carry on its business as now conducted, to own and operate the Purchased Assets, to execute this Agreement and the other agreements and instruments referred to in this Agreement that it is executing and delivering, and, subject to the Seller obtaining the approval of its stockholders holding a majority of the outstanding shares of its common stock (the "Stockholder Approval"), the Seller shall have the power and authority to carry out the transactions contemplated hereby and thereby.

      2. Enforceability. Subject to the Seller obtaining the Stockholder Approval, the execution and delivery by Seller of this Agreement and the other agreements and instruments referred to in this Agreement have been duly authorized by the Seller's board of directors and constitute legal, valid, binding, and enforceable agreements and instruments of Seller, except as the enforceability thereof may be affected by the laws of bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally.

      3. No Violations. Except as set forth in Schedule F.3, neither the execution, delivery, nor performance of this Agreement or any other agreement or instrument executed and delivered by or on behalf of Seller in connection herewith, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, (i) contravenes Seller's certificate of incorporation or by-laws, (ii) to Seller's knowledge, violates any statute, rule or regulation of any governmental authority to which Seller is subject, (iii) contravenes any judgment, decree or order applicable to Seller, (iv) conflicts or is inconsistent with or will result in any breach of or constitute a default under any contract, commitment, agreement, understanding, arrangement, or instrument so as to have a Material Adverse Effect on the Purchased Assets, or (v) will result in the creation or imposition of (or the obligation to create or impose) any lien or encumbrance on any of the Purchased Assets, or will increase any such lien or encumbrance.

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      4.    Litigation. There are no actions, suits, grievances, arbitrations or proceedings pending, or, to Seller's knowledge, threatened or anticipated before any court or governmental or administrative body or agency affecting the Purchased Assets and that are reasonably likely to have a Material Adverse Effect. There are no outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting the Purchased Assets.

      5. Compliance with Laws; Licenses; Governmental Approvals. Except as set forth in Schedule F.5, the Seller is not required to obtain any Governmental Approvals to operate the Purchased Assets, except where the failure to obtain such Governmental Approval would not have a Material Adverse Effect. Since January 1, 2004, and except as set forth in Schedule F.5, there have been no inspections of the Purchased Assets by any OSHA authority and no citations have been issued under OSHA laws or regulations with respect to the Purchased Assets.

      6. Taxes. There are no tax liens or similar encumbrances of any type on the Purchased Assets.

      7. Contracts and Other Commitments. Schedule F.7 sets forth all material contracts and other agreements that Seller is a party to (written or oral) that affect or relate to the Purchased Assets. Except as set forth in Schedule F.7, neither Seller nor, to Seller's knowledge, the other party or parties thereto are in default under any such agreement.

      8. Title to Purchased Assets. Seller has and shall transfer to Purchaser good and valid title to all of the Purchased Assets. Except as disclosed on Schedule F.8, and except for taxes and assessments not yet due and payable, none of the Purchased Assets is subject to any lien, pledge, encumbrance, or charge of any kind. Except as disclosed on Schedule F.8, no production assets at the Facility are leased.

      9. Restrictions on Purchased Assets or Premises. Seller is not a party to, subject to, or bound by any contract, commitment or agreement that prevents the use of any of the Purchased Assets for the purposes currently used. To the knowledge of Seller, there are no existing laws prohibiting the use of any Purchased Asset for its current use.

      10. Insurance Inspection. Schedule F.10 contains a copy of each inspection report received by Seller within the last twenty four
            (24) months from insurance underwriters or carriers regarding the Purchased Assets.

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      11.   No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby.

      12. Knowledge. As of the Closing Date, Seller is not aware of any claim for indemnity it may have against Purchaser under Section H below.

G. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

      1. Organization. Purchaser is a Wisconsin corporation, duly organized, validly existing, and in good standing under the laws of the State of Wisconsin and has the power and authority to carry on its business, as now conducted, to own and operate its properties and assets, to execute this Agreement and the other agreements and instruments referred to in this Agreement that it is executing and delivering, and to carry out the transactions contemplated hereby and thereby.

      2. Enforceability. The execution and delivery by Purchaser of this Agreement and the other agreements and instruments referred to in this Agreement have been duly authorized and constitute legal, valid, binding, and enforceable agreements and instruments of Purchaser, except as the enforceability thereof may be affected by the laws of bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally.

      3. No Violations. Neither the execution, delivery, nor performance of this Agreement or any other agreement or instrument executed and delivered by or on behalf of Purchaser in connection herewith, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, (i) contravenes Purchaser's Articles of Incorporation or any provision of law, (ii) violates any statute, rule, regulation, or order of any court or governmental authority to which Purchaser is subject, (iii) contravenes any judgment, decree, franchise, order, or permit applicable to Purchaser, (iv) conflicts or is inconsistent with or will result in any breach of or constitute a default under any contract, commitment, agreement, understanding, arrangement, or instrument, or (v) will result in the creation of or imposition of (or the obligation to create or impose) any lien, encumbrance, or liability on any of the property or assets of Purchaser, or will increase any such lien, encumbrance, or liability.

      4. No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby. No broker, finder, agent or similar intermediary is entitled to any fee or commission relating to the transactions contemplated by this Agreement.

      5. Knowledge. As of the Closing Date, Purchaser is not aware of any of Seller's representations and warranties under the Agreement being untrue or inaccurate, in whole or in part. In addition, as of the Closing Date, Purchaser is not aware of any claim for indemnity it may have against Seller under Section H below.

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H.    Indemnification

      1. Survival of Representations and Warranties. Seller's representations and warranties (and the indemnities under Section H.2 relating thereto) shall survive the Closing Date for twelve (12) months.

      2. Indemnification by Seller. Seller indemnifies and agrees to hold Purchaser harmless from, against and in respect of the following:

            (a) Except with regard to the Assumed Liabilities, and except as otherwise provided in this Agreement, all debts, liabilities, or obligations of Seller, direct or indirect, fixed, contingent, or otherwise existing before the Closing, including, but not limited to, liabilities arising out of any of the acts, transactions, circumstances, statement of facts, or violation of law that occurred or existed before the Closing, including without limitation, the Pre-Closing Liabilities and Seller's obligations under applicable bulk sales laws, whether or not then known, due, or payable and irrespective of whether the existence thereof is disclosed to Purchaser in this Agreement or any schedule hereto (the "Seller Liabilities");

            (b) Any and all losses, liabilities, deficiencies, or damages suffered or incurred by Purchaser by reason of any untrue representation or breach of warranty, or nonfulfillment of any covenant or agreement by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Purchaser hereunder or in connection herewith;

            (c) Any and all losses, liabilities, deficiencies, or damages suffered or incurred by Purchaser as a result of Seller's failure to discharge the Seller Liabilities;

            (d) Any claim for a finder's fee or brokerage or other commission by any person or entity for services alleged to have been rendered at the instance of Seller with respect to this Agreement or any of the transactions contemplated hereby and any and all losses, liabilities, deficiencies, or damages suffered or incurred by Purchaser by reason of nonfulfillment of any covenant or agreement by Seller contained in this Agreement or in any other agreement delivered in connection herewith;

            (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in enforcing this indemnity.

      3. Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold Seller harmless from, against, and in respect of:

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            (a)   Any and all debts, liabilities, or obligations of Purchaser, direct or indirect, fixed, contingent, or otherwise accruing on or after the Closing Date, including, without limitation, the Assumed Liabilities;

            (b) Any and all losses, liabilities, deficiencies, or damages suffered or incurred by Seller resulting from any untrue or inaccurate representation, breach of warranty, or nonfulfillment of any covenant or agreement by Purchaser contained in this Agreement or in any certificate, document, or instrument delivered to Seller pursuant hereto or in connection herewith;

            (c) Any and all losses, liabilities, deficiencies, or damages suffered or incurred by Seller as a result of Purchaser's failure to discharge the Assumed Liabilities;

            (d) Any claim for a finder's fee or brokerage or other commission by any person or entity for services alleged to have been rendered at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby;

            (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in enforcing this indemnity.

      4.    Third-Party Claims.

            (a) In respect of, arising out of, or involving a claim made by any person, firm, governmental authority, or corporation other than the Purchaser or Seller against the indemnified party ("Third-Party Claim"), the indemnified party must notify the indemnifying party in writing of this Third-Party Claim promptly after receipt by the indemnified party of written notice of the Third-Party Claim. Thereafter, the indemnified party shall promptly deliver to the indemnifying party copies of all notices relating to the Third-Party Claim.

            (b) If a Third-Party Claim is made against an indemnified party, the indemnifying party shall assume the defense thereof with counsel selected by the indemnifying party, provided such counsel is not reasonably objected to by the indemnified party. The indemnified party shall cooperate fully with the indemnifying party in connection with such defense.

            (c) In no event will the indemnified party admit any liability with respect to, or settle, compromise, or discharge, any Third-Party Claim without the indemnifying party's prior written consent, and the indemnified party will agree to any settlement, compromise, or discharge of a Third-Party Claim that the indemnifying party may recommend that releases the indemnified party completely in connection with the Third-Party Claim.

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            (d)   The indemnified party shall be entitled to participate in, but not control, the defense with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such Third-Party Claim, the indemnified party may defend the claim in a manner as it may deem appropriate, including, but not limited to, settling the claim or litigation after giving notice of it to the indemnifying party on such terms as the indemnified party may deem appropriate, and the indemnifying party will reimburse the indemnified party promptly in accordance with the provisions of this Section H.

            (e) The failure of either party to provide timely notice hereunder shall not defeat the right to indemnification if the late notice does not result in prejudice, and if so, only to the extent of the prejudice.

      5. Sole Remedy. Except in connection with any fraudulent misrepresentation by either party proven by the other in a court of competent jurisdiction, or with respect to Third Party Claims, to which the limitations of this subparagraph do not apply, Purchaser and Seller agree that their sole remedy after Closing, whether in respect to a breach of warranty, representation or covenant by Seller or Purchaser hereunder, shall be limited to rights of indemnification pursuant to Sections H.2 and H.3. Purchaser and Seller shall use commercially reasonable efforts to mitigate the losses, costs, expenses and damages to which either may become entitled to indemnification hereunder.

      6. Direct Damages. The indemnification obligations of the parties pursuant to this Section H shall be limited to direct damages, loss, claims, liabilities, demands, charges, suits, penalties, costs and expenses and shall not include incidental, consequential, indirect, punitive or exemplary damages.

I. Alternative Transactions. If, at the stockholders meeting held for the purpose of approving of the sale of the Purchased Assets to Purchaser pursuant to the terms hereof, Seller's stockholders holding a majority of the outstanding shares of common stock do not approve the sale of the Purchased Assets contemplated hereby, then, as soon as is reasonably practicable thereafter, the Seller and Purchaser shall consummate one of the following transactions (each, an "Alternative Transaction"):

      1. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Alternative Assets listed on Exhibit I.1 for an aggregate purchase price of $2,115,000. The only conditions to either Party's obligations to consummate the sale of Alternative Assets pursuant to this Section I.1 (other than payment of the purchase price therefore) shall be the release and termination of any liens with respect to the Alternative Assets and Seller's receipt of any consents required to be obtained from the Seller's lenders (collectively, the "Releases and Consents").


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      2.    In the event that the parties are unable to obtain the Releases and
            Consents with respect to the sale of the Alternative Assets as contemplated by Section I.1, then the parties shall negotiate in good faith to make such Alternative Assets available for use by the Purchaser on a basis and for such period (not to exceed 180 days) that are reasonably acceptable to each of the Seller and Purchaser; provided, however, that Purchaser shall use its commercially reasonable efforts to obtain equipment that serves the same functions as the Alternative Assets prior to the expiration of the agreed upon period of time. The only additional conditions to either Party's obligations to consummate the arrangements contemplated by this Section I.2 shall be the Releases and Consents.

J. Termination. This Agreement may be terminated at any time prior to the Closing or the consummation of an Alternative Transaction:

      1.    by mutual written agreement of Seller and Purchaser;

      2. automatically upon written notice of termination of the Supply Agreement given pursuant to Section VII.C thereof.

K.    Miscellaneous.

      1. Expenses. Except as specifically set forth in this Agreement to the contrary, all fees and expenses incurred by Seller in connection with this Agreement will be borne by Seller and all fees and expenses incurred by Purchaser in connection with this Agreement will be borne by Purchaser.

      2. Parties In Interest. This Agreement will be binding on and inure to the benefit of the parties hereto. Neither this Agreement, nor the parties' rights and obligations hereunder, may be assigned by any party to any third party without the other party's prior written consent, provided, however, consent to assignment shall not be required with respect to an assignment to a purchaser of all or substantially all of the assets of either Seller or Purchaser, as the case may be.

      3. Entire Agreement; Amendments. This Agreement and the agreements and schedules referred to in this Agreement contain the entire understanding of the parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their successors or assigns.

      4. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or a similar nature.

      5. Headings. The section and paragraph headings contained herein are for the convenience of the parties only and are not intended to define or limit the contents of their sections and paragraphs.

      6. Applicable Law. This Agreement and all amendments thereof shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein.

      7. Notices. All notices, claims, certificates, requests, demands, and other communications under this Agreement will be in writing and notices will be deemed to have been duly given if delivered or mailed, registered or certified mail, postage prepaid, return receipt requested, or for overnight delivery, by a nationally recognized overnight mail service, as follows:

      If to Purchaser to:    Schreiber Foods, Inc.
                             Attn:  Ron Dunford
                             425 Pine Street
                             Green Bay, Wisconsin  54307
                             Ron.Dunford@SchreiberFoods.com
      If to Seller to:       Galaxy Nutritional Foods, Inc.
                             2441 Viscount Row
                             Orlando, FL  32809-6217
                             Attention: Michael Broll
                             e-mail: mebroll@galaxyfoods.com

                             with a copy (which shall not constitute notice)to:

                             Proskauer Rose LLP
                             1585 Broadway
                             New York, New York 10036
                             Attention: Arnold J. Levine, Esquire
                             e-mail: alevine@proskauer.com

            or to such other address as the party to whom notice is to be given previously may have furnished to the other party in writing in the manner set forth in this section.

      8. Joint Announcement. The Seller and Purchaser shall agree on the form and substance of all joint press releases or other public announcements of matters related to this Agreement or any of the transactions contemplated hereby that shall be released on or after the Closing; provided, however, that nothing in this Section J.8 shall be deemed to prohibit any party hereto from making any disclosure required by law.

      9. Severability. If any term, condition, or provision of this Agreement shall be declared invalid or unenforceable, the remainder of the Agreement, other than such term, condition, or provision, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

      10. Definition of Knowledge. For purposes of this Agreement, the phrases "to the best of the Seller's knowledge," "to the Seller's knowledge," "to the knowledge of the Seller," "know," or similar words and phrases referring to facts or other information known by the Seller shall be deemed to mean and refer to facts and information within the actual knowledge of those individuals listed on Exhibit K.10.

      IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

SELLER                                          PURCHASER

GALAXY NUTRITIONAL FOODS, INC.                  SCHREIBER FOODS, INC.


By: /s/ David H. Lipka                          By: /s/ Ron Dunford
    --------------------------                      ---------------------------
    Name: David H. Lipka                            Name: Ron Dunford
    Its:  Chairman                                  Its:  President and COO of
                                                          Schreiber Chain Sales

                                   Exhibit A.5

                                  FIXED ASSETS

DESCRIPTION                                       VENDOR/MANUFACTURER                  Asset #
--------------------------------------------------------------------------------------------------
(2) CC - 1000# cheese cookers                     Blentech Corp.                         193
Hayssen packaging machine                         Hayssen Manufacturing                  194
(4) 200 gal. & (2) 500 gal. Kettles w/t agitators Lee Process Systems                    199
System 1, Kustner IWS machine                     Kustner Industries                   377,393
Wrapping machine, WS-20 Series II                 Sasib                                  378
Blentech Hard Cheese System                       Blentech Corp.                         466
System 2, 1600 SPM IWS Machine (Hardware)         Kustner Industries                   480,492
System 5, Ribbon - Pullman                        Hart Design & Mfg. Inc.               1179
System 5, Hart Casing Linc. Pulman Machine        Hart Design & Mfg. Inc.               1418
3 CC-1000 Cheeztherm cheese cookers               Blentech Corp.                        1674
System 8, Chunk Line                              R.R. Pankratz, Inc.                   1937
Systems 9 and 11, Slice Lines                     Hart Design & Mfg. Inc.               1938
System 12, Cup Line                               Modern Packaging                      1939
System 10, Block Line/String Cheese Line          Robert Reiser                         2048
System 13, Shred Line                             Hayssen Manufacturing                 2049
Dixie Vac Machine                                 Amplicon/Calfirst                   2159,2186
Hayssen Shred Bagger                              GE Capital                            2068

                                   Exhibit I.1

                               ALTERNATIVE ASSETS

DESCRIPTION                     VENDOR/MANUFACTURER                Asset #
--------------------------------------------------------------------------
Blentech Hard Cheese System     Blentech Corp.                         466
System 12, Cup Line             Modern Packaging                      1939
System 13, Shred Line           Hayssen Manufacturing                 2049
Hayssen Shred Bagger            GE Capital                            2068